Press Release

Company Contact:
Exhibit 99.1
Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7506
Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES QUARTERLY AND ANNUAL
FINANCIAL RESULTS

RED BANK, NEW JERSEY, JANUARY 27, 2020…OceanFirst Financial Corp. (NASDAQ:”OCFC”), (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), today announced that net income was $23.5 million, or $0.47 per diluted share, for the quarter ended December 31, 2019, as compared to $26.7 million, or $0.55 per diluted share, for the corresponding prior year quarter. For the year ended December 31, 2019, net income was $88.6 million, or $1.75 per diluted share, as compared to $71.9 million, or $1.51 per diluted share, for the corresponding prior year period.
The results of operations for the quarter ended December 31, 2019 included merger related expenses, branch consolidation expenses, non-recurring professional fees, and reduction in income tax expense from the revaluation of state deferred tax assets as a result of a change in the New Jersey tax code, which decreased net income, net of tax benefit, by $2.3 million. The results of operations for the year ended December 31, 2019 included merger related expenses, branch consolidation expenses, non-recurring professional fees, compensation expense due to the retirement of an executive officer, and reduction in income tax expense from the revaluation of state deferred tax assets as a result of a change in the New Jersey tax code, which decreased net income, net of tax benefit, by $16.3 million. Excluding these items, core earnings for the quarter and year ended December 31, 2019 were $25.7 million, or $0.51 per diluted share, and $104.8 million, or $2.07 per diluted share, respectively. (Please refer to the Non-GAAP Reconciliation table at the end of this document for further details).
Highlights for the quarter are described below:

•
Loan and deposit growth were both strong. Record loan originations of $504.4 million provided total loan growth of $124.5 million while deposits increased $107.9 million. The Company has a solid loan pipeline of $327.7 million at December 31, 2019, with strong contributions from the New York and Philadelphia markets.

•
On January 1, 2020, the Company completed its acquisitions of Two River Bancorp (“Two River”) and Country Bank Holding Company, Inc. (“Country Bank”). Two River added $1.1 billion to assets, $938 million to loans, and $942 million to deposits. Country Bank added $798 million to assets, $616 million to loans, and $654 million to deposits.

•	As a result of the Two River and Country Bank acquisitions on January 1, 2020, consolidated assets were $10.2 billion, loans were $7.8 billion, and deposits were $7.9 billion.

•
The Company anticipates full integration of operations and the elimination of eight duplicate branches in Two River’s market areas in May 2020, resulting in cost savings in future periods, and full integration of operations of Country Bank later in the year. The Bank also expects to consolidate an additional five branches independent of the acquisitions; bringing the total number of branches consolidated to 53 over the past four years.

Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “The Company delivered strong results for the year with continued growth in core earnings per share and the achievement of record annual core earnings of $104.8 million. With a solid loan pipeline, our prospects for continued organic loan growth in 2020 are bright.” Mr. Maher added, “With the addition of Two River and Country Bank on January 1, 2020, we welcome their stockholders, employees, and customers into the growing OceanFirst family.”

The Company also announced that the Company’s Board of Directors declared its ninety-second consecutive quarterly cash dividend on common stock. The dividend, for the quarter ended December 31, 2019, of $0.17 per share will be paid on February 19, 2020 to stockholders of record on February 5, 2020.
Results of Operations
On January 31, 2018, the Company completed its acquisition of Sun Bancorp Inc. (“Sun”) and its results of operations are included in the consolidated results for the quarter and year ended December 31, 2019, but are excluded from the results of operations for the period from January 1, 2018 to January 31, 2018.
On January 31, 2019, the Company completed its acquisition of Capital Bank of New Jersey (“Capital Bank”) and its results of operations from February 1, 2019 through December 31, 2019 are included in the consolidated results for the quarter and year ended December 31, 2019, but are excluded from the results of operations for the corresponding prior year periods.
Net income for the quarter ended December 31, 2019, was $23.5 million, or $0.47 per diluted share, as compared to $26.7 million, or $0.55 per diluted share, for the corresponding prior year period. Net income for the year ended December 31, 2019, was $88.6 million, or $1.75 per diluted share, as compared to $71.9 million, or $1.51 per diluted share, for the corresponding prior year period. Net income for the quarter ended December 31, 2019 included merger related expenses, branch consolidation expenses, non-recurring professional fees, and reduction in income tax expense from the revaluation of state deferred tax assets as a result of a change in the New Jersey tax code, which decreased net income, net of tax benefit, by $2.3 million. Net income for the year ended December 31, 2019 included merger related expenses, branch consolidation expenses, non-recurring professional fees, compensation expense due to the retirement of an executive officer, and reduction in income tax expense from the revaluation of state deferred tax assets as a result of a change in the New Jersey tax code, which decreased net income, net of tax benefit, by $16.3 million. Net income for the quarter and year ended December 31, 2018 included merger related expenses, branch consolidation expenses, and reduction of income tax expense from the revaluation of deferred tax assets as a result of the Tax Cuts and Jobs Act (“Tax Reform”), which increased net income, net of tax benefit, by $696,000 for the quarter and decreased net income, net of tax benefit, by $22.2 million for the year. Excluding these items, net income for the quarter ended December 31, 2019 decreased over the prior year period, while net income for the year ended December 31, 2019 increased over the prior year period.
Net interest income for the quarter and year ended December 31, 2019 increased to $63.4 million and $256.0 million, respectively, as compared to $61.8 million and $240.5 million, respectively, for the same prior year periods, reflecting an increase in interest-earning assets. Average interest-earning assets increased by $601.0 million and $595.9 million for the quarter and year ended December 31, 2019, respectively, as compared to the same prior year periods. The averages for the quarter and year ended December 31, 2019, were favorably impacted by $332.1 million and $341.9 million, respectively, of interest-earning assets acquired from Capital Bank. The remaining increase in average interest-earning assets was due to organic growth. Average loans receivable, net, increased by $639.1 million and $612.5 million for the quarter and year ended December 31, 2019, respectively, as compared to the same prior year periods. The increases attributable to the acquisition of Capital Bank were $248.4 million and $250.3 million, respectively. The remaining increase in average loans receivable, net, of $390.7 million and $362.2 million, respectively, was due to organic loan growth. The net interest margin for the quarter and year ended December 31, 2019 decreased to 3.48% and 3.62%, respectively, from 3.71% for the same prior year periods. For the quarter and the year ended December 31, 2019, the cost of average interest-bearing liabilities increased to 0.98% and 0.96%, respectively, from 0.80% and 0.70%, respectively, in the corresponding prior year periods. The total cost of deposits (including non-interest bearing deposits) was 0.64% and 0.61% for the quarter and year ended December 31, 2019, respectively, as compared to 0.48% and 0.39%, respectively, in the same prior year periods.
Net interest income for the quarter ended December 31, 2019, decreased by $38,000, as compared to the prior linked quarter. The net interest margin decreased to 3.48% for the quarter ended December 31,

2019, as compared to 3.55% for the prior linked quarter, while average interest-earning assets increased by $125.9 million. The total cost of deposits (including non-interest bearing deposits) was 0.64% for the quarter ended December 31, 2019, as compared to 0.62% for the quarter ended September 30, 2019.
For the quarter and year ended December 31, 2019, the provision for loan losses was $355,000 and $1.6 million, respectively, as compared to $506,000 and $3.5 million, respectively, for the corresponding prior year periods, and $305,000 in the prior linked quarter. Net loan charge-offs were $139,000 and $1.4 million for the quarter and year ended December 31, 2019, respectively, as compared to net loan charge-offs of $750,000 and $2.6 million, respectively, in the corresponding prior year periods, and net loan recoveries of $196,000 in the prior linked quarter. Non-performing loans totaled $17.8 million at December 31, 2019, as compared to $17.5 million at September 30, 2019, and $17.4 million at December 31, 2018.
For the quarter and year ended December 31, 2019, other income increased to $11.2 million and $42.2 million, respectively, as compared to $8.7 million and $34.8 million, respectively, for the corresponding prior year periods. The increases were partly due to the impact of the Capital Bank acquisition, which added $465,000 and $1.5 million to other income for the quarter and year ended December 31, 2019, respectively, as compared to the same prior year periods. Excluding the Capital Bank acquisition, the increase in other income for the quarter ended December 31, 2019 was primarily due to an increase in derivative fee income of $2.1 million, as compared to the corresponding prior year period. Excluding the Capital Bank acquisition, the increase in other income for the year ended December 31, 2019 was primarily due to an increase in derivative fee income of $4.6 million and a decrease in the loss from real estate operations of $3.5 million, partially offset by decreases in fees and service charges of $1.3 million, rental income of $810,000 received primarily for January and February 2018 on the Company’s executive office, and decrease in the gain on sales of loans of $653,000, mostly related to the sale of one non-performing commercial loan relationship during the first quarter of 2018.

Operating expenses increased to $47.6 million and $189.1 million for the quarter and year ended December 31, 2019, respectively, as compared to $39.1 million and $186.3 million, respectively, in the same prior year periods. Operating expenses for the quarter ended December 31, 2019 included $5.3 million of merger related expenses, branch consolidation expenses, and non-recurring professional fees, while operating expenses for the year ended December 31, 2019 included $22.8 million of merger related expenses, branch consolidation expenses, non-recurring professional fees, and compensation expense due to the retirement of an executive officer. This compares to $1.3 million and $30.1 million, respectively, of merger related and branch consolidation expenses, in the same prior year periods. Excluding the impact of merger related expenses, branch consolidation expenses, non-recurring professional fees, and compensation expense due to the retirement of an executive officer, the change in operating expenses over the prior year was due to the Capital Bank acquisition, which added $1.4 million and $6.3 million for the quarter and year ended December 31, 2019, respectively. Excluding the Capital Bank acquisition, the remaining increase in operating expenses for the quarter ended December 31, 2019 over the prior year period was primarily due to increases in compensation and employee benefits expense of $2.6 million, professional fees of $1.2 million, partially offset by decrease in Federal Deposit Insurance Company (“FDIC”) expense of $559,000, primarily as a result of assessment credits awarded by the FDIC. Excluding the Capital Bank acquisition, the remaining increase in operating expenses, for the year ended December 31, 2019 from the prior year period, was primarily due to increases in professional fees of $2.3 million, check card processing of $1.6 million, compensation and employee benefits expense of $1.3 million, and data processing of $1.0 million, partially offset by decreases in FDIC expense of $1.6 million, and occupancy of $1.1 million.
For the quarter ended December 31, 2019, operating expenses, excluding merger related expenses, branch consolidation expenses, and non-recurring professional fees, increased $2.2 million, as compared to the prior linked quarter. The increase was primarily due to increases in compensation and employee benefits expense of $1.2 million, data processing of $680,000, and professional fees of $538,000.

For the quarter ended December 31, 2019, operating expenses included $1.3 million of non-recurring professional fees associated with the restructuring of the Company’s retail online and mobile banking vendor contract. The restructured contractual terms are expected to result in an annual cost savings of 48%, or approximately $1.6 million annually, beginning in January 2020, and the earnback on the contract restructuring charge is anticipated to occur over the next ten months.
The provision for income taxes was $3.2 million and $18.8 million for the quarter and year ended December 31, 2019, respectively, as compared to $4.3 million and $13.6 million, respectively, for the same prior year periods. The effective tax rate was 11.9% and 17.5% for the quarter and year ended December 31, 2019, respectively, as compared to 13.8% and 15.9%, respectively, for the same prior year periods. The lower effective tax rate in the current year periods is primarily due to reduction in income tax expense of $2.2 million from the revaluation of state deferred tax assets as a result of a change in the New Jersey tax code. Excluding the impact of the New Jersey tax code change, the effective tax rate for the quarter and year ended December 31, 2019 was 20.2% and 19.6%. The lower effective tax rate in the prior year periods was primarily due to Tax Reform which required the Company to revalue its deferred tax asset, resulting in a tax benefit of $1.9 million, for the quarter and year ended December 31, 2018. The remaining variance is due to larger tax benefits from employee stock option exercises in the prior year periods.
Financial Condition
Total assets increased by $730.0 million to $8.246 billion at December 31, 2019, from $7.516 billion at December 31, 2018, primarily as a result of the acquisition of Capital Bank, which added $494.7 million to total assets. Loans receivable, net, increased by $628.5 million, to $6.208 billion at December 31, 2019, from $5.579 billion at December 31, 2018, primarily due to acquired loans of $307.8 million. As part of the acquisition of Capital Bank, the Company’s goodwill balance increased to $374.6 million at December 31, 2019, from $338.4 million at December 31, 2018. Other assets increased by $95.4 million to $119.5 million at December 31, 2019, from $24.1 million at December 31, 2018, primarily due to consideration held in escrow in advance of the acquisition closings on January 1, 2020, of $47.0 million. The core deposit intangible decreased to $15.6 million at December 31, 2019, from $17.0 million at December 31, 2018 due to amortization of core deposit intangible, partially offset by the increase from the acquisition of Capital Bank.
Deposits increased by $514.2 million, to $6.329 billion at December 31, 2019, from $5.815 billion at December 31, 2018, primarily due to acquired deposits of $449.0 million. The loan-to-deposit ratio at December 31, 2019 was 98.1%, as compared to 96.0% at December 31, 2018.
Stockholders’ equity increased to $1.153 billion at December 31, 2019, as compared to $1.039 billion at December 31, 2018. The acquisition of Capital Bank added $76.4 million to stockholders’ equity. On December 18, 2019, the Company announced the authorization of the Board of Directors of the 2019 Stock Repurchase Program to repurchase approximately 5% of the Company’s outstanding common stock up to an additional 2.5 million shares. This amount is in addition to the remaining 167,996 shares available under the existing 2017 Repurchase Program. During the year ended December 31, 2019, the Company repurchased 1.1 million shares under these repurchase programs at a weighted average cost of $23.12. Tangible stockholders’ equity per common share increased to $15.13 at December 31, 2019, as compared to $14.26 at December 31, 2018.
Asset Quality
The Company’s non-performing loans increased to $17.8 million at December 31, 2019, as compared to $17.4 million at December 31, 2018. Non-performing loans do not include $13.3 million of purchased credit-impaired (“PCI”) loans acquired in the Capital Bank, Sun, Ocean Shore Holding Co. (“Ocean Shore”), Cape Bancorp, Inc. (“Cape”), and Colonial American Bank (“Colonial American”) acquisitions (“Acquisition Transactions”). The Company’s other real estate owned totaled $264,000 at December 31, 2019, as compared to $1.4 million at December 31, 2018.

At December 31, 2019, the Company’s allowance for loan losses was 0.27% of total loans, a decrease from 0.30% at December 31, 2018. These ratios exclude existing fair value credit marks of $30.3 million at December 31, 2019 on loans acquired from the Acquisition Transactions, and $31.6 million at December 31, 2018 on loans acquired from Sun, Ocean Shore, Cape and Colonial American. These loans were acquired at fair value with no related allowance for loan losses. The allowance for loan losses as a percent of total non-performing loans was 94.41% at December 31, 2019, as compared to 95.19% at December 31, 2018.

Explanation of Non-GAAP Financial Measures
Reported amounts are presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding merger related expenses, branch consolidation expenses, non-recurring professional fees, compensation expense due to the retirement of an executive officer, the impact to income tax expense related to the revaluation of deferred tax assets as required under Tax Reform, and reduction in income tax expense from the revaluation of state deferred tax assets as a result of a change in the New Jersey tax code, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Annual Meeting
The Company also announced today that its Annual Meeting of Stockholders will be held on Wednesday, May 20, 2020 at 9:00 a.m. Eastern time, at the OceanFirst Bank Administrative Offices located at 110 West Front Street, Red Bank, New Jersey. The record date for stockholders to vote at the Annual Meeting is April 3, 2020.
Conference Call
As previously announced, the Company will host an earnings conference call on Tuesday, January 28, 2020 at 11:00 a.m. Eastern Time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10137684 from one hour after the end of the call until April 28, 2020. The conference call, as well as the replay, are also available (listen-only) by Internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *
OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $10.2 billion regional bank operating throughout New Jersey, metropolitan Philadelphia and metropolitan New York City. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.
OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	December 31, 2019	September 30, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$120,544	$140,901	$120,792
Debt securities available-for-sale, at estimated fair value	150,960	127,308	100,717
Debt securities held-to-maturity, net (estimated fair value of $777,290 at December 31, 2019, $826,964 at September 30, 2019, and $832,815 at December 31, 2018)	768,873	819,253	846,810
Equity investments, at estimated fair value	10,136	10,145	9,655
Restricted equity investments, at cost	62,356	62,095	56,784
Loans receivable, net	6,207,680	6,081,938	5,579,222
Loans held-for-sale	—	110	—
Interest and dividends receivable	21,674	21,739	19,689
Other real estate owned	264	294	1,381
Premises and equipment, net	102,691	103,721	111,209
Bank Owned Life Insurance	237,411	236,190	222,482
Deferred tax asset	50,067	66,148	63,377
Assets held for sale	3,785	5,156	4,522
Other assets	119,465	69,033	24,101
Core deposit intangible	15,607	16,605	16,971
Goodwill	374,632	374,537	338,442
Total assets	$8,246,145	$8,135,173	$7,516,154
Liabilities and Stockholders’ Equity
Deposits	$6,328,777	$6,220,855	$5,814,569
Federal Home Loan Bank advances	519,260	512,149	449,383
Securities sold under agreements to repurchase with retail customers	71,739	65,067	61,760
Other borrowings	96,801	96,667	99,530
Advances by borrowers for taxes and insurance	13,884	16,230	14,066
Other liabilities	62,565	79,677	37,488
Total liabilities	7,093,026	6,990,645	6,476,796
Total stockholders’ equity	1,153,119	1,144,528	1,039,358
Total liabilities and stockholders’ equity	$8,246,145	$8,135,173	$7,516,154

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
	|--------------------- (Unaudited) ---------------------|			(Unaudited)
Interest income:
Loans	$70,298	$69,715	$65,320	$279,931	$249,549
Mortgage-backed securities	3,552	3,761	3,947	15,300	16,034
Debt securities, equity investments and other	3,225	3,411	3,091	13,563	11,071
Total interest income	77,075	76,887	72,358	308,794	276,654
Interest expense:
Deposits	10,214	9,817	7,068	38,432	22,578
Borrowed funds	3,507	3,678	3,449	14,391	13,574
Total interest expense	13,721	13,495	10,517	52,823	36,152
Net interest income	63,354	63,392	61,841	255,971	240,502
Provision for loan losses	355	305	506	1,636	3,490
Net interest income after provision for loan losses	62,999	63,087	61,335	254,335	237,012
Other income:
Bankcard services revenue	2,641	2,658	2,511	10,263	9,228
Trust and asset management revenue	478	557	524	2,102	2,245
Fees and services charges	4,710	4,679	4,910	18,500	19,461
Net gain on sales of loans	1	—	14	16	668
Net unrealized (loss) gain on equity investments	(63)	89	83	267	(199)
Net loss from other real estate operations	(95)	(108)	(837)	(330)	(3,812)
Income from Bank Owned Life Insurance	1,375	1,431	1,292	5,420	5,105
Other	2,184	2,237	251	5,927	2,131
Total other income	11,231	11,543	8,748	42,165	34,827
Operating expenses:
Compensation and employee benefits	22,518	21,276	18,946	89,912	83,135
Occupancy	4,071	4,159	4,333	17,159	17,915
Equipment	1,775	2,062	2,315	7,719	8,319
Marketing	840	562	940	3,469	3,415
Federal deposit insurance and regulatory assessments	296	297	856	2,227	3,713
Data processing	4,078	3,398	3,318	14,814	13,286
Check card processing	1,557	1,639	1,305	5,956	4,209
Professional fees	3,641	2,580	1,217	9,338	4,963
Other operating expense	3,815	3,902	3,581	14,968	13,509
Amortization of core deposit intangible	998	1,009	983	4,027	3,811
Branch consolidation expense	268	1,696	240	9,050	3,151
Merger related expenses	3,742	777	1,048	10,503	26,911
Total operating expenses	47,599	43,357	39,082	189,142	186,337
Income before provision for income taxes	26,631	31,273	31,001	107,358	85,502
Provision for income taxes	3,181	6,302	4,269	18,784	13,570
Net income	$23,450	$24,971	$26,732	$88,574	$71,932
Basic earnings per share	$0.47	$0.50	$0.56	$1.77	$1.54
Diluted earnings per share	$0.47	$0.49	$0.55	$1.75	$1.51
Average basic shares outstanding	49,890	50,491	47,709	50,166	46,773
Average diluted shares outstanding	50,450	50,966	48,411	50,746	47,657

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Commercial:
Commercial and industrial		$396,434	$406,580	$392,336	$383,686	$304,996
Commercial real estate - owner-occupied		792,653	787,752	771,640	802,229	740,893
Commercial real estate - investor		2,296,410	2,232,159	2,143,093	2,161,451	2,023,131
Total commercial		3,485,497	3,426,491	3,307,069	3,347,366	3,069,020
Consumer:
Residential real estate		2,321,157	2,234,361	2,193,829	2,162,668	2,044,523
Home equity loans and lines		318,576	330,446	341,972	351,303	353,609
Other consumer		89,422	98,835	109,015	116,838	121,561
Total consumer		2,729,155	2,663,642	2,644,816	2,630,809	2,519,693
Total loans		6,214,652	6,090,133	5,951,885	5,978,175	5,588,713
Deferred origination costs, net		9,880	8,441	8,180	7,360	7,086
Allowance for loan losses		(16,852)	(16,636)	(16,135)	(16,705)	(16,577)
Loans receivable, net		$6,207,680	$6,081,938	$5,943,930	$5,968,830	$5,579,222
Mortgage loans serviced for others		$50,042	$54,457	$90,882	$92,274	$95,100
	At December 31, 2019 Average Yield
Loan pipeline (1):
Commercial	4.20%	$219,269	$126,578	$212,712	$122,325	$129,839
Residential real estate	3.56	105,396	189,403	82,555	63,598	49,800
Home equity loans and lines	5.35	3,049	3,757	2,550	4,688	6,571
Total	4.00%	$327,714	$319,738	$297,817	$190,611	$186,210

	For the Three Months Ended
	December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018
	Average Yield
Loan originations:
Commercial	4.05%	$264,938	$315,405		$123,882		$172,233		$151,851
Residential real estate	3.49	226,492	156,308		120,771		75,530		92,776
Home equity loans and lines	5.27	12,961	10,498		14,256		13,072		15,583
Total	3.83%	$504,391	$482,211		$258,909		$260,835	(2)	$260,210	(3)
Loans sold		$110	$—	(4)	$403	(4)	$495		$728	(4)

(1)	Loan pipeline includes loans approved but not funded.

(2)	Excludes purchased loans of $100.0 million for residential real estate.

(3)	Excludes purchased loans of $49.5 million for other consumer and $753,000 for residential real estate.

(4)
Excludes the sale of small business administration loans of $3.5 million, under-performing residential loans of $2.9 million, and under-performing commercial loans of $1.7 million for the three months ended September 30, 2019, June 30, 2019, and December 31, 2018, respectively.

DEPOSITS	At
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Type of Account
Non-interest-bearing	$1,377,396	$1,406,194	$1,370,167	$1,352,520	$1,151,362
Interest-bearing checking	2,539,428	2,400,331	2,342,913	2,400,192	2,350,106
Money market deposit	578,147	593,457	642,985	666,067	569,680
Savings	898,174	901,168	909,501	922,113	877,177
Time deposits	935,632	919,705	921,921	949,593	866,244
	$6,328,777	$6,220,855	$6,187,487	$6,290,485	$5,814,569

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Non-performing loans:
Commercial and industrial	$207	$207	$207	$240	$1,587
Commercial real estate - owner-occupied	4,811	4,537	4,818	4,565	501
Commercial real estate - investor	2,917	4,073	4,050	4,115	5,024
Residential real estate	7,181	5,953	5,747	8,611	7,389
Home equity loans and lines	2,733	2,683	2,974	3,364	2,914
Total non-performing loans	17,849	17,453	17,796	20,895	17,415
Other real estate owned	264	294	865	1,594	1,381
Total non-performing assets	$18,113	$17,747	$18,661	$22,489	$18,796
Purchased credit-impaired (“PCI”) loans	$13,265	$13,281	$13,432	$16,306	$8,901
Delinquent loans 30 to 89 days	$14,798	$19,905	$20,029	$21,578	$25,686
Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$6,566	$6,152	$6,815	$6,484	$3,595
Performing	18,042	18,977	19,314	19,690	22,877
Total troubled debt restructurings	$24,608	$25,129	$26,129	$26,174	$26,472
Allowance for loan losses	$16,852	$16,636	$16,135	$16,705	$16,577
Allowance for loan losses as a percent of total loans receivable (1)	0.27%	0.27%	0.27%	0.28%	0.30%
Allowance for loan losses as a percent of total non-performing loans	94.41	95.32	90.67	79.95	95.19
Non-performing loans as a percent of total loans receivable	0.29	0.29	0.30	0.35	0.31
Non-performing assets as a percent of total assets	0.22	0.22	0.23	0.28	0.25

(1)
The loans acquired from Capital Bank, Sun, Ocean Shore, Cape, and Colonial American were recorded at fair value. The net credit mark on these loans, not reflected in the allowance for loan losses, was $30,260, $32,768, $36,026, $35,204, and $31,647 at December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018, respectively.

NET CHARGE-OFFS	For the Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019		March 31, 2019	December 31, 2018
Net Charge-offs:
Loan charge-offs	$(445)	$(353)	$(1,138)		$(868)	$(1,133)
Recoveries on loans	306	549	212		376	383
Net loan (charge-offs) recoveries	$(139)	$196	$(926)	(1)	$(492)	$(750)	(1)
Net loan charge-offs to average total loans (annualized)	0.01%	NM*	0.06%		0.03%	0.05%
Net charge-off detail - (loss) recovery:
Commercial	$163	$256	$(58)		$(58)	$(871)
Residential mortgage and construction	(61)	12	(728)		(425)	210
Home equity loans and lines	(240)	(10)	(121)		(4)	(62)
Other consumer	(1)	(62)	(19)		(5)	(27)
Net loan (charge-offs) recoveries	$(139)	$196	$(926)	(1)	$(492)	$(750)	(1)

(1)	Included in net loan charge-offs for the three months ended June 30, 2019, and December 31, 2018 are $429 and $243, respectively, relating to under-performing loans sold.
* Not Meaningful

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$43,495	$196	1.79%	$40,932	$264	2.56%	$53,023	$236	1.77%
Securities (1)	1,008,461	6,581	2.59	1,039,560	6,908	2.64	1,037,039	6,802	2.60
Loans receivable, net (2)
Commercial	3,442,771	42,416	4.89	3,350,868	42,104	4.99	3,061,999	39,045	5.06
Residential	2,309,741	22,469	3.89	2,225,837	21,527	3.87	2,036,024	20,688	4.06
Home Equity	323,878	4,243	5.20	335,691	4,678	5.53	356,088	4,656	5.19
Other	94,350	1,170	4.92	104,310	1,406	5.35	78,832	931	4.69
Allowance for loan loss net of deferred loan fees	(7,932)	—	—	(8,381)	—	—	(9,198)	—	—
Loans Receivable, net	6,162,808	70,298	4.53	6,008,325	69,715	4.60	5,523,745	65,320	4.69
Total interest-earning assets	7,214,764	77,075	4.24	7,088,817	76,887	4.30	6,613,807	72,358	4.34
Non-interest-earning assets	977,413			984,421			890,304
Total assets	$8,192,177			$8,073,238			$7,504,111
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$2,562,059	4,477	0.69%	$2,467,879	4,311	0.69%	$2,407,400	3,120	0.51%
Money market	592,116	1,243	0.83	597,896	1,208	0.80	585,117	894	0.61
Savings	899,051	308	0.14	905,605	300	0.13	878,617	263	0.12
Time deposits	931,228	4,186	1.78	920,032	3,998	1.72	848,361	2,791	1.31
Total	4,984,454	10,214	0.81	4,891,412	9,817	0.80	4,719,495	7,068	0.59
FHLB Advances	412,073	2,075	2.00	394,124	2,208	2.22	354,296	1,930	2.16
Securities sold under agreements to repurchase	68,257	85	0.49	62,296	73	0.46	60,901	43	0.28
Other borrowings	96,712	1,347	5.53	96,578	1,397	5.74	99,431	1,476	5.89
Total interest-bearing liabilities	5,561,496	13,721	0.98	5,444,410	13,495	0.98	5,234,123	10,517	0.80
Non-interest-bearing deposits	1,393,002			1,396,259			1,177,321
Non-interest-bearing liabilities	92,014			88,868			56,705
Total liabilities	7,046,512			6,929,537			6,468,149
Stockholders’ equity	1,145,665			1,143,701			1,035,962
Total liabilities and equity	$8,192,177			$8,073,238			$7,504,111
Net interest income		$63,354			$63,392			$61,841
Net interest rate spread (3)			3.26%			3.32%			3.54%
Net interest margin (4)			3.48%			3.55%			3.71%
Total cost of deposits (including non-interest-bearing deposits)			0.64%			0.62%			0.48%

(continued)

	For the Year Ended
	December 31, 2019			December 31, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$57,742	$1,299	2.25%	$49,683	$896	1.80%
Securities (1)	1,048,779	27,564	2.63	1,073,454	26,209	2.44
Loans receivable, net (2)
Commercial	3,329,396	168,507	5.06	3,012,521	149,965	4.98
Residential	2,204,931	87,729	3.98	1,965,395	79,805	4.06
Home Equity	339,896	18,284	5.38	357,137	17,991	5.04
Other	107,672	5,411	5.03	35,424	1,788	5.05
Allowance for loan loss net of deferred loan fees	(8,880)	—	—	(9,972)	—	—
Loans Receivable, net	5,973,015	279,931	4.69	5,360,505	249,549	4.66
Total interest-earning assets	7,079,536	308,794	4.36	6,483,642	276,654	4.27
Non-interest-earning assets	964,920			880,836
Total assets	$8,044,456			$7,364,478
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$2,517,068	16,820	0.67%	$2,336,917	9,219	0.39%
Money market	605,607	4,919	0.81	571,997	2,818	0.49
Savings	906,086	1,195	0.13	877,179	990	0.11
Time deposits	929,488	15,498	1.67	858,978	9,551	1.11
Total	4,958,249	38,432	0.78	4,645,071	22,578	0.49
FHLB Advances	387,925	8,441	2.18	382,464	7,885	2.06
Securities sold under agreements to repurchase	64,525	276	0.43	66,340	168	0.25
Other borrowings	98,095	5,674	5.78	94,644	5,521	5.83
Total interest-bearing liabilities	5,508,794	52,823	0.96	5,188,519	36,152	0.70
Non-interest-bearing deposits	1,325,836			1,135,602
Non-interest-bearing liabilities	80,028			56,098
Total liabilities	6,914,658			6,380,219
Stockholders’ equity	1,129,798			984,259
Total liabilities and equity	$8,044,456			$7,364,478
Net interest income		$255,971			$240,502
Net interest rate spread (3)			3.40%			3.57%
Net interest margin (4)			3.62%			3.71%
Total cost of deposits (including non-interest-bearing deposits)			0.61%			0.39%

(1)	Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost.

(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.

(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average interest-earning assets.

Certain amounts previously reported have been reclassified to conform to the current year’s presentation.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(dollars in thousands, except per share amounts)

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Selected Financial Condition Data:
Total assets	$8,246,145	$8,135,173	$8,029,057	$8,092,948	$7,516,154
Debt securities available-for-sale, at estimated fair value	150,960	127,308	123,610	122,558	100,717
Debt securities held-to-maturity, net	768,873	819,253	863,838	900,614	846,810
Equity investments, at estimated fair value	10,136	10,145	10,002	9,816	9,655
Restricted equity investments, at cost	62,356	62,095	59,425	55,663	56,784
Loans receivable, net	6,207,680	6,081,938	5,943,930	5,968,830	5,579,222
Deposits	6,328,777	6,220,855	6,187,487	6,290,485	5,814,569
Federal Home Loan Bank advances	519,260	512,149	453,646	418,016	449,383
Securities sold under agreements to repurchase and other borrowings	168,540	161,734	158,619	165,753	161,290
Stockholders’ equity	1,153,119	1,144,528	1,137,295	1,127,163	1,039,358

	For the Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Selected Operating Data:
Interest income	$77,075	$76,887	$78,410	$76,422	$72,358
Interest expense	13,721	13,495	13,573	12,034	10,517
Net interest income	63,354	63,392	64,837	64,388	61,841
Provision for loan losses	355	305	356	620	506
Net interest income after provision for loan losses	62,999	63,087	64,481	63,768	61,335
Other income	11,231	11,543	9,879	9,512	8,748
Operating expenses	43,589	40,884	43,289	41,827	37,794
Branch consolidation expenses	268	1,696	6,695	391	240
Merger related expenses	3,742	777	931	5,053	1,048
Income before provision for income taxes	26,631	31,273	23,445	26,009	31,001
Provision for income taxes	3,181	6,302	4,465	4,836	4,269
Net income	$23,450	$24,971	$18,980	$21,173	$26,732
Diluted earnings per share	$0.47	$0.49	$0.37	$0.42	$0.55
Net accretion/amortization of purchase accounting adjustments included in net interest income	$3,501	$2,769	$3,663	$4,027	$3,918

(continued)

	At or For the Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Selected Financial Ratios and Other Data(1):

Performance Ratios (Annualized):
Return on average assets (2)	1.14%	1.23%	0.94%	1.10%	1.41%
Return on average tangible assets (2) (3)	1.19	1.29	0.99	1.15	1.48
Return on average stockholders' equity (2)	8.12	8.66	6.73	7.82	10.24
Return on average tangible stockholders' equity (2) (3)	12.33	13.18	10.32	11.97	15.60
Stockholders' equity to total assets	13.98	14.07	14.16	13.93	13.83
Tangible stockholders' equity to tangible assets (3)	9.71	9.73	9.76	9.53	9.55
Net interest rate spread	3.26	3.32	3.45	3.59	3.54
Net interest margin	3.48	3.55	3.66	3.78	3.71
Operating expenses to average assets (2)	2.31	2.13	2.53	2.45	2.07
Efficiency ratio (2) (4)	63.82	57.86	68.14	63.97	55.37
Loans to deposits	98.09	97.77	96.06	94.89	95.95

	At or For the Year Ended December 31,
	2019	2018
Performance Ratios:
Return on average assets (2)	1.10%	0.98%
Return on average tangible assets (2) (3)	1.16	1.02
Return on average stockholders' equity (2)	7.84	7.31
Return on average tangible stockholders' equity (2) (3)	11.96	11.16
Net interest rate spread	3.40	3.57
Net interest margin	3.62	3.71
Operating expenses to average assets (2)	2.35	2.53
Efficiency ratio (2) (4)	63.44	67.68

(continued)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Wealth Management:
Assets under administration	$195,415	$194,137	$199,554	$200,130	$184,476
Nest Egg	34,865	23,946	9,755	4,052	—
Per Share Data:
Cash dividends per common share	$0.17	$0.17	$0.17	$0.17	$0.17
Stockholders’ equity per common share at end of period	22.88	22.57	22.24	22.00	21.68
Tangible stockholders’ equity per common share at end of period (3)	15.13	14.86	14.57	14.32	14.26
Common shares outstanding at end of period	50,405,048	50,700,586	51,131,804	51,233,944	47,951,168
Number of full-service customer facilities:	56	56	60	63	59
Quarterly Average Balances
Total securities	$1,008,461	$1,039,560	$1,080,690	$1,067,150	$1,037,039
Loans receivable, net	6,162,808	6,008,325	5,948,312	5,767,887	5,523,745
Total interest-earning assets	7,214,764	7,088,817	7,096,216	6,914,948	6,613,807
Total assets	8,192,177	8,073,238	8,068,899	7,839,316	7,504,111
Interest-bearing transaction deposits	4,053,226	3,971,380	4,051,539	4,036,584	3,871,134
Time deposits	931,228	920,032	934,470	932,341	848,361
Total borrowed funds	577,042	552,998	566,785	504,498	514,628
Total interest-bearing liabilities	5,561,496	5,444,410	5,552,794	5,473,423	5,234,123
Non-interest bearing deposits	1,393,002	1,396,259	1,302,147	1,211,934	1,177,321
Stockholder’s equity	1,145,665	1,143,701	1,131,165	1,097,984	1,035,962
Total deposits	6,377,456	6,287,671	6,288,156	6,180,859	5,896,816
Quarterly Yields
Total securities	2.59%	2.64%	2.64%	2.64%	2.60%
Loans receivable, net	4.53	4.60	4.78	4.85	4.69
Total interest-earning assets	4.24	4.30	4.43	4.48	4.34
Interest-bearing transaction deposits	0.59	0.58	0.58	0.52	0.44
Time deposits	1.78	1.72	1.66	1.50	1.31
Borrowed funds	2.41	2.64	2.70	2.73	2.66
Total interest-bearing liabilities	0.98	0.98	0.98	0.89	0.80
Net interest spread	3.26	3.32	3.45	3.59	3.54
Net interest margin	3.48	3.55	3.66	3.78	3.71
Total deposits	0.64	0.62	0.62	0.57	0.48

(1)	With the exception of end of quarter ratios, all ratios are based on average daily balances.

(2)
Performance ratios for each period include merger related expenses, branch consolidation expenses, non-recurring professional fees, compensation expense due to the retirement of an executive officer, the reduction in income tax expense from the revaluation of state deferred tax assets as a result of a change in the New Jersey tax code and the impact to income tax expense related to Tax Reform. Refer to Other Items - Non-GAAP Reconciliation for impact of these items.

(3)	Tangible stockholders’ equity and tangible assets exclude intangible assets relating to goodwill and core deposit intangible.

(4)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Core earnings:
Net income	$23,450	$24,971	$18,980	$21,173	$26,732
Non-recurring items:
Add: Merger related expenses	3,742	777	931	5,053	1,048
Branch consolidation expenses	268	1,696	6,695	391	240
Non-recurring professional fees	1,274	750	—	—	—
Compensation expense due to the retirement of an executive officer	—	—	1,256	—	—
Income tax benefit related to change in New Jersey tax code	(2,205)	—	—	—	—
Income tax benefit related to Tax Reform	—	—	—	—	(1,854)
Less: Income tax (benefit) expense on items	(793)	(663)	(1,867)	(1,039)	(130)
Core earnings	$25,736	$27,531	$25,995	$25,578	$26,036
Core diluted earnings per share	$0.51	$0.54	$0.51	$0.51	$0.54

Core ratios (annualized):
Return on average assets	1.25%	1.35%	1.29%	1.32%	1.38%
Return on average tangible assets	1.31	1.42	1.36	1.39	1.45
Return on average tangible stockholders’ equity	13.53	14.53	14.14	14.46	15.19
Efficiency ratio	56.73	53.56	56.26	56.60	53.54

	For the Years Ended December 31,
	2019	2018
Core earnings:
Net income	$88,574	$71,932
Non-recurring items:
Add: Merger related expenses	10,503	26,911
Branch consolidation expenses	9,050	3,151
Non-recurring professional fees	2,024	—
Compensation expense due to the retirement of an executive officer	1,256	—
Income tax benefit related to change in New Jersey tax code	(2,205)	—
Income tax benefit related to Tax Reform	—	(1,854)
Less: Income tax (benefit) expense on items	(4,362)	(5,991)
Core earnings	$104,840	$94,149
Core diluted earnings per share	$2.07	$1.98

Core ratios:
Return on average assets	1.30%	1.28%
Return on average tangible assets	1.37	1.34
Return on average tangible stockholders’ equity	14.16	14.61
Efficiency ratio	55.78	56.76

(continued)
COMPUTATION OF TOTAL TANGIBLE EQUITY TO TOTAL TANGIBLE ASSETS

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Total stockholders’ equity	$1,153,119	$1,144,528	$1,137,295	$1,127,163	$1,039,358
Less:
Goodwill	374,632	374,537	374,592	375,096	338,442
Core deposit intangible	15,607	16,605	17,614	18,629	16,971
Tangible stockholders’ equity	$762,880	$753,386	$745,089	$733,438	$683,945

Total assets	$8,246,145	$8,135,173	$8,029,057	$8,092,948	$7,516,154
Less:
Goodwill	374,632	374,537	374,592	375,096	338,442
Core deposit intangible	15,607	16,605	17,614	18,629	16,971
Tangible assets	$7,855,906	$7,744,031	$7,636,851	$7,699,223	$7,160,741
Tangible stockholders’ equity to tangible assets	9.71%	9.73%	9.76%	9.53%	9.55%

(continued)
ACQUISITION DATE - FAIR VALUE BALANCE SHEET
The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Capital Bank, net of the total consideration paid (in thousands):

	At January 31, 2019
(in thousands)	Capital Bank Book Value	Purchase Accounting Adjustments	Estimated Fair Value
Total Purchase Price:			$76,834
Assets acquired:
Cash and cash equivalents	$59,748	$—	$59,748
Securities	103,798	(23)	103,775
Loans	312,320	(4,542)	307,778
Accrued interest receivable	1,387	3	1,390
Bank Owned Life Insurance	10,460	—	10,460
Deferred tax asset	1,605	2,362	3,967
Other assets	9,384	(4,404)	4,980
Core deposit intangible	—	2,662	2,662
Total assets acquired	498,702	(3,942)	494,760
Liabilities assumed:
Deposits	(448,792)	(226)	(449,018)
Other liabilities	(827)	(4,294)	(5,121)
Total liabilities assumed	(449,619)	(4,520)	(454,139)
Net assets acquired	$49,083	$(8,462)	$40,621
Goodwill recorded in the merger			$36,213
The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to the recorded carrying values may be required.

On January 1, 2020, the Company completed its acquisitions of Two River Bancorp (“Two River”) and Country Bank Holding Company, Inc. (“Country Bank”). The following table summarizes the estimated assets acquired and liabilities assumed at the date of acquisition (dollars in millions).

	At January 1, 2020
	OceanFirst Financial Corp.	Two River	Country Bank	Consolidated

Total assets	$8,246	$1,109	$798	$10,153
Loans	6,208	938	616	7,762
Deposits	6,329	942	654	7,925
Shares issued	50,405,048	5,818,687	4,418,000	60,641,735
Total transaction value	N/A	$197	$113	N/A